UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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PICO HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PICO HOLDINGS, INC.

875 Prospect Street, Suite 301

La Jolla, California 92037

March 18, 2008

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders to be held on Friday, May 16, 2008 at 3:00 p.m. local time at the Museum of Contemporary Art, Coast Room, 700 Prospect Street, La Jolla, California 92037.

The enclosed Notice and Proxy Statement contain details concerning the matters to be considered during the Annual Meeting. At the Annual Meeting, you will be asked to (i) elect three directors; (ii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and (iii) transact such other business as may properly come before the meeting. You will note that our board of directors recommends a vote “FOR” the election of each of the three directors and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Please complete, sign and return your Proxy in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Annual Meeting, even if you cannot attend.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend our Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

We look forward to seeing you at the Annual Meeting and thank you for your support.

John D. Weil

Chairman

John R. Hart

President and Chief Executive Officer

PICO HOLDINGS, INC.

875 Prospect Street, Suite 301

La Jolla, California 92037

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PICO Holdings, Inc.’s 2008 Annual Meeting of Shareholders will be held at the Museum of Contemporary Art, Coast Room, 700 Prospect Street, La Jolla, California 92037 on Friday, May 16, 2008 at 3:00 p.m. (PDT) for the following purposes:

1.	ELECTION OF DIRECTORS. To elect three directors, for which positions the board of directors has nominated Ronald Langley, John R. Hart and John D. Weil, to serve for three years until the Annual Meeting of Shareholders in 2011 and until their respective successors have been duly elected and qualified.

2.	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify Deloitte & Touche LLP as our independent registered public accounting firm to perform the annual audit of our 2008 financial statements.

3.	To transact such other business as may be properly brought before the meeting and any adjournment of the meeting.

Our board of directors recommends a vote for Items 1 and 2. Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed.

The board of directors has fixed the close of business on Monday, March 17, 2008 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only shareholders of record of our common stock, $0.001 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Our proxy statement is attached. Our financial and other information is contained in our Annual Report to Shareholders for the fiscal year ended December 31, 2007. Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2007 Annual Report to Shareholders are available at our web site at http://www.picoholdings.com/InvestorInformation/PublicInformation/SECFilings/tabid/66/Default.aspx, which does not have “cookies” that identify visitors to the site.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum.

Registered holders may vote:

1.	By Internet: go to www.investorvote.com;
2.	By toll-free telephone: call 1-800-652-VOTE (8683); or
3.	By mail: mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Any Proxy may be revoked by delivery of a later dated Proxy or a written notice of revocation or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors,

John R. Hart

President and Chief Executive Officer

Dated:    March 18, 2008

PICO HOLDINGS, INC.

875 Prospect Street, Suite 301

La Jolla, California 92037

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 16, 2008

PICO Holdings, Inc.’s board of directors is soliciting proxies for the 2008 Annual Meeting of the Shareholders. This proxy statement and proxy card contain information about the items you will vote on at the annual meeting. Distribution of these documents to shareholders is scheduled to begin on or about March 28, 2008. We pay the cost of soliciting proxies. The meeting will be held at the Museum of Contemporary Art, Coast Room, 700 Prospect Street, La Jolla, California at 3:00 p.m. (PDT) on Friday, May 16, 2008. The proxy may be revoked by appropriate written notice at any time before it is exercised or by voting in person at the meeting.

At the meeting the following matters will be considered:

1.	To elect three directors, for which positions the board of directors has nominated Ronald Langley, John R. Hart, and John D. Weil, to serve for three years until the Annual Meeting of Shareholders in 2011 and until their respective successors have been duly elected and qualified.

2.	To ratify Deloitte & Touche LLP as our independent registered public accounting firm to perform the annual audit of our 2008 financial statements.

3.	To transact such other business as may be properly brought before the meeting and any adjournment of the meeting.

An electronic version of this proxy statement is available on our website at http://www.picoholdings.com/InvestorInformation/PublicInformation/SECFilings/tabid/66/Default.aspx.

Our principal executive office is located at 875 Prospect Street, Suite 301, La Jolla, California 92037, and our telephone number is (858) 456-6022.

SOLICITATION AND VOTING

Annual Report to Shareholders and Form 10-K

A copy of our Annual Report to Shareholders for 2007, including our Form 10-K for the year ended December 31, 2007 (which is not a part of our proxy soliciting materials), accompanies this proxy statement. The annual report and these proxy solicitation materials are being mailed on or about March 28, 2008 to all shareholders entitled to vote at the meeting. In most cases, only one annual report and proxy statement is being delivered to multiple shareholders sharing an address unless we have received a written or oral request for a separate copy of the annual report and proxy statement.

A separate copy of the annual report and proxy statement can be requested by calling us at (858) 456-6022 or by sending us a written request at:

875 Prospect Street

Suite 301

La Jolla, California 92037

Shareholders sharing an address who are receiving multiple copies of the annual report and proxy statement may request delivery of a single copy of the annual report and proxy statement by either calling the number listed above or by sending a written request to the address listed above. The Form 10-K for the year ended December 31, 2007 and the exhibits filed with it are available at our web site at http://www.picoholdings.com/InvestorInformation/PublicInformation/SECFilings/tabid/66/Default.aspx. Upon request by any shareholder at the address or telephone number listed above, we will furnish a copy of any or all exhibits to the Form 10-K for the year ended December 31, 2007.

Voting Information

Record Date. The record date for our annual meeting is March 17, 2008. On the record date, there were 18,833,737 shares of our common stock issued and outstanding, excluding 3,218,408 treasury shares held by our subsidiaries.

Voting Your Proxy. Only shareholders of record as of the close of business on March 17, 2008 are entitled to vote at our annual meeting and any adjournment thereof. Except for shares held by our subsidiaries, which will not be voted at the annual meeting, each share of common stock entitles the holder to one vote on all matters brought before the annual meeting. Shareholders whose shares are registered in their own names may vote (1) by returning a proxy card, (2) via the Internet, or (3) by telephone. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholders identity and to allow the shareholder to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote via the Internet or telephone, please complete, sign and return the proxy card in the postage paid envelope provided. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy is executed and returned (and not revoked) prior to the annual meeting, the shares of our common stock represented by the proxy will be voted (1) FOR the election of each of the three director candidates nominated by the board of directors; (2) FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, and (3) in accordance with the best judgment of the named proxies on any other matters properly brought before the annual meeting.

Cumulative Voting. In voting for the election of directors, all shareholders have cumulative voting rights if at least one shareholder gives notice, whether at the annual meeting or prior to the voting, of the shareholder’s intention to cumulate votes. If cumulative voting is permitted in the election of directors, the proxy holders will have discretion as to the manner in which votes represented by the proxy are to be cumulated, unless the proxy indicates the manner in which such votes are to be cumulated. Accordingly, each shareholder may cumulate such voting power and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or distribute such shareholder’s votes on the same principle among two or more candidates, as such shareholder sees fit. Management is hereby soliciting discretionary authority to cumulate votes represented by proxies if cumulative voting is invoked.

Revoking Your Proxy. A shareholder who delivers an executed proxy pursuant to this solicitation may revoke it any time before it is exercised by: (1) executing and delivering a later dated proxy card to our corporate secretary prior to the annual meeting; (2) delivering written notice of revocation of the proxy to our corporate secretary prior to the annual meeting; or (3) attending and voting in person at the annual meeting.

Vote Required. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting.

If a quorum is present, the three nominees for election as directors receiving the highest number of votes will be elected. The following will not be votes cast and will have no effect on the election of any director nominee: (1) a share whose ballot is marked as abstain; (2) a share otherwise present at the meeting but for which there is an abstention; and (3) a share otherwise present at the meeting as to which a shareholder gives no authority or direction.

If a quorum is present, the approval of the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, and all other matters that properly come before the meeting, require that the votes cast for such actions exceed the votes cast against such actions. As with the election of directors, abstentions and broker non-votes will have no effect on the proposal to ratify the selection of Deloitte & Touche LLP or other proposals.

Proxies and ballots will be received and tabulated by Computershare Investor Services, LLC, our transfer agent and the inspector of elections for the annual meeting. Except for contested proxy solicitations or as required by law, proxy cards and voting tabulations that identify shareholders are kept confidential.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Nominees and Continuing Directors

We have a classified board of directors. Our directors are divided into three classes, with each class serving a three-year term. The terms of office of each class end in successive years. Pursuant to Section 3.2 of our bylaws, our total number of directors has been established at seven. Three of our directors are to be elected at our 2008 annual meeting for terms ending at the meeting in the year 2011 or until their respective successors have been duly elected and qualified.

Unless otherwise instructed, the proxy holders named on the enclosed form of proxy intend to distribute the votes represented by proxies in such proportions as they deem desirable to elect the three nominees named below or their substitutes. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the meeting, a substitute nominee will be recommended to the board by the Nominating Committee. See “Security Ownership of Certain Beneficial Owners and Management” for the number of shares of our common stock beneficially owned by these nominees.

The board of directors, at the recommendation of our Nominating Committee, has nominated Ronald Langley, John R. Hart and John D. Weil for election as directors at our annual meeting on May 16, 2008 for terms ending in 2011. A majority of the independent directors approved the nomination for election to the board of Messrs. Langley, Hart and Weil and each of the nominees has consented to be nominated and to serve if elected.

While Mr. Langley’s nomination to continue as a member of the board of directors is for a three year term, Mr. Langley has indicated that he intends to remain a member of our board of directors through at least December 31, 2008. If he resigns prior to the end of 2011, the board of directors will fill such vacancy by electing a new director to serve for the remainder of Mr. Langley’s term and until his successor has been duly elected and qualified.

Information Regarding Nominees and Directors

The following table and biographical descriptions set forth certain information with respect to the three nominees and our other four directors, each of whom are currently serving and, unless otherwise specified, have served continuously since he was previously elected, based on information furnished to us by each such director. The following information is as of February 1, 2008, unless otherwise specified.

Name	Age	Term Expires	Director Since	Positions Held with the Company (other than Director)
John R. Hart*	48	2008	1996	President and Chief Executive Officer
Ronald Langley*	63	2008	1996
John D. Weil*	67	2008	1996
S. Walter Foulkrod	66	2009	1996
Richard D. Ruppert	76	2009	1996
Carlos C. Campbell	70	2010	1998
Kenneth J. Slepicka	51	2010	2005

*	Nominees for terms ending in 2011.

The following provides certain biographical information with respect to the three nominees and the other four directors.

Nominees for Directors to be Elected in 2008 With Terms Ending in 2011

John R. Hart has served as our President and Chief Executive Officer and as a member of our board of directors since 1996. Mr. Hart also serves as an officer and/or director of our following subsidiaries: Physicians Insurance Company of Ohio (President, Chief Executive Officer, and director since 1993), Vidler Water Company, Inc. (Chairman since 1997 and Chief Executive Officer since 1998), Citation Insurance Company (Chairman since 1996), and Nevada Land and Resource Company, LLC (Chairman and Chief Executive Officer since 1997). Mr. Hart was a director of HyperFeed Technologies, Inc., our 80% owned subsidiary. On November 29, 2006, HyperFeed Technologies filed a petition for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court, District of Delaware.

Ronald Langley has served as a member of our board of directors since 1996 and served as our Chairman from 1995 to December 31, 2007. On May 7, 2007, Mr. Langley announced his retirement as our Chairman. If elected as a director by the shareholders at the annual meeting, Mr. Langley intends to remain a member of our board of directors through at least December 31, 2008. Mr. Langley has also served as an officer and/or director of our following subsidiaries: Physicians Insurance Company of Ohio from 1993 to 2007 (as Chairman from 1995 to 2007), Vidler Water Company, Inc. from 1995 to 2007, Citation Insurance Company from 1996 to 2007, and Nevada Land and Resource Company, LLC from 1997 to 2007. Mr. Langley has served as a director of Jungfraubahn Holding AG, a public company traded on the SWX Swiss Exchange, since 2000. In addition, Mr. Langley was a director of HyperFeed Technologies, Inc., our 80% owned subsidiary. On November 29, 2006, HyperFeed Technologies filed a petition for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court, District of Delaware.

John D. Weil has served as a member of our board of directors since 1996. Mr. Weil served as our Lead Director from May 2007 until he was elected our Chairman in February 2008. Mr. Weil has also served as a member of the board of directors of Allied Health Products, Inc. and Baldwin & Lyons, Inc. since 1997. Mr. Weil currently serves as President of Clayton Management Company, an investment company, and has served in this capacity since 1978.

Directors Whose Terms Continue Through 2008

S. Walter Foulkrod has served as a member of our board of directors since 1996. Mr. Foulkrod is an attorney. From 2000 to 2006, he was a member of Foulkrod Ellis Professional Corporation, Attorneys at Law and prior to that was the sole owner of S. Walter Foulkrod, III & Associates, Attorneys at Law from 1994 to 2000. From 1984 to 1994, Mr. Foulkrod served as President and Chairman of Foulkrod, Reynolds & Havas, P.C.

Richard D. Ruppert has served as a member of our board of directors since 1996. Dr. Ruppert is a physician and has served as a director of our subsidiary, Physicians Insurance Company of Ohio, since 1998. Dr. Ruppert has served as President of the Ohio Historical Society from 2006 to 2008. Prior to that time, Dr. Ruppert was President of the American Society of Internal Medicine from 1992 to 1993 and President of the Medical College of Ohio from 1978 to 1993.

Carlos C. Campbell has served as a member of our board of directors since 1998. Mr. Campbell has been President of C.C. Campbell & Co., a strategic advisory company, since June 1985. Mr. Campbell has served as a director of Herley Industries, Inc. since 2005 and of Resource America, Inc. since 1990. In addition, Mr. Campbell was a director of HyperFeed Technologies, Inc., our 80% owned subsidiary. On November 29, 2006, HyperFeed Technologies filed a petition for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court, District of Delaware.

Kenneth J. Slepicka has served as a member of our board of directors since 2005. Mr. Slepicka is currently the Chief Executive Officer of Synthonics Inc., an early stage biotechnology company. In addition, Mr. Slepicka has served as President and Treasurer of SBC Warburg Futures Inc. from 1994 to 1998 and as Executive of Fixed

Income Trading for O’Connor & Associates from 1985 to 1994. He has also held risk advisor and portfolio manager positions in the financial services industry. Mr. Slepicka is currently a member of the FIA Steering Committee and the Federal Reserve FCM Working Group and served as a Governor of the Board of Trade Clearing Corporation. He is also a former member of the Chicago Board of Trade, Chicago Mercantile Exchange, Chicago Board of Options Exchange, and Pacific Options Exchange. Mr. Slepicka was also a director of HyperFeed Technologies, Inc., our 80% owned subsidiary. On November 29, 2006, HyperFeed Technologies, filed a petition for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court, District of Delaware.

Vote Required for Election of Each Director

The three nominees for election of directors receiving the highest number of votes will be elected.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 2:

RATIFICATION OF

DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2008.

Although ratification by shareholders is not required by law, the board of directors has determined that it is desirable to request approval of this appointment by the shareholders. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP and may decide to retain them notwithstanding the vote. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders. In addition, if Deloitte & Touche LLP should decline to act or otherwise become incapable of acting, or if the employment should be discontinued, the Audit Committee will appoint a substitute independent public registered public accounting firm. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the fiscal years ended December 31, 2006 and December 31, 2007:

	2006	2007
Audit Fees	$1,035,286	$995,520
Tax Fees	380,135	612,951
Audit-Related Fees	26,723	27,675
All Other Fees	-0-	-0-

Total	$1,442,144	$1,636,146

Audit Fees consist of fees we paid for (i) the audit of our annual financial statements included in our Annual Reports on Forms 10-K and reviews of our quarterly financial statements included in our Quarterly Reports on Forms 10-Q; (ii) services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory audits or consents; and (iii) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Tax Fees consist of fees for professional services for tax compliance, which totaled $279,020 and $295,895 in 2006 and 2007, respectively, and tax planning and advice services, which totaled $101,115 and $317,056 in 2006 and 2007, respectively. These services included assistance regarding United States federal, state, local and international tax return preparation, tax audits and appeals, and advice on structuring potential mergers, acquisitions and disposals, altering employee benefit plans, and intra-group restructuring.

Audit-Related Fees consist of fees we paid for the audit of PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust.

The Audit Committee has determined that the provision of non-audit services listed above is compatible with the independence of Deloitte & Touche LLP.

Audit Committee Pre-Approval Policy

Consistent with SEC policies regarding independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has recommended, and the board of directors has approved, pre-approval guidelines for all audit and non-audit services to be provided by the independent registered public accounting firm. These pre-approval guidelines are:

(1)	At the earliest possible date, management shall inform the Audit Committee of each audit or non-audit service which management desires our independent registered public accounting firm to perform.

(2)	Management shall promptly provide to the Audit Committee detailed information about the particular services to be provided by our independent registered public accounting firm.

(3)	The supporting documentation provided to the Audit Committee by management shall be sufficiently detailed so that the Audit Committee knows precisely what services it is being asked to pre-approve.

(4)	The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. All such pre-approvals shall be presented to the full Audit Committee at the Audit Committee’s next scheduled meeting.

Vote Required for Ratification of the Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of all the votes cast on the matter at the annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that Carlos C. Campbell, S. Walter Foulkrod, III, Esq., Richard D. Ruppert, MD, Kenneth J. Slepicka and John D. Weil are “independent directors” as defined by listing standards for the Nasdaq Global Market. The independent directors have regularly scheduled executive session meetings at which only the independent directors are present. Executive sessions are led by our Chairman, Mr. Weil. An executive session is held in conjunction with each regularly scheduled quarterly board meeting and other sessions may be called by the Chairman in his own discretion or at the request of the board of directors.

Committees of the Board of Directors

The board of directors has an Audit Committee, a Compensation Committee, and a Nominating Committee. Our audit and compensation committees are composed solely of independent directors. Our nominating committee is not composed entirely of independent directors. As a result, any nominations for our board of directors must be approved by a majority of our independent directors. The committees operate pursuant to written charters, which are available on our website at http://www.picoholdings.com/InvestorInformation/PublicInformation/SECFilings/tabid/66/Default.aspx. The following table sets forth the three standing committees of the Board, the members of each committee during the last fiscal year and the number of meetings held by each committee.

Name of Director	Audit	Compensation	Nominating
Carlos C. Campbell	✓	✓	✓
S. Walter Foulkrod, III, Esq.	✓
John R. Hart			✓
Richard D. Ruppert, MD	Chair	✓
Ronald Langley			Chair
Kenneth J. Slepicka	✓	✓
John D. Weil		Chair
Number of Committee Meetings in 2007	6	4	1

Audit Committee. The Audit Committee consists of Dr. Ruppert (Chairman) and Messrs. Campbell, Foulkrod, and Slepicka, none of whom has been or is an officer or employee of our company. Each member of the Audit Committee, in the judgment of the board of directors, is independent as that term is defined in the listing standards for the Nasdaq Global Market. In 2007, this committee met six times. The functions of the Audit Committee include: (a) meeting with the independent registered public accounting firm to review their reports on their audits of our financial statements, their comments on our internal control over financial reporting and the action taken by management with regard to such comments; (b) reviewing auditor independence; (c) issuing an Audit Committee report to shareholders; and (d) the appointment of our independent registered public accounting firm. The Audit Committee has the authority, in its discretion, to order interim and unscheduled audits to investigate any matter brought to its attention and to perform such other duties as may be assigned to it from time to time by the board of directors.

Compensation Committee. The Compensation Committee consists of Messrs. Weil (Chairman), Slepicka and Campbell, and Dr. Ruppert. None of its members is or has been an officer or employee of our company, and the board of directors has determined that each member of the Committee is independent as that term is defined in the listing standards for the Nasdaq Global Market. The Compensation Committee met four times in 2007. The functions of the Compensation Committee include: (a) reviewing and approving the overall executive compensation program for our officers and our subsidiaries; (b) considering and reviewing compensation levels for services as a member of the Board; (c) approving individual executive officer compensation packages; and (d) recommending to the board modifications of the compensation package for the Chief Executive Officer, Chief Operating Officer and other elected officers. The Compensation Committee’s goals are to attract and retain qualified directors and key executives critical to our long-term success, to reward executives for our long-term success and the enhancement of shareholder value, and to integrate executive compensation with both annual and long-term financial results. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

Nominating Committee. The Nominating Committee met one time in 2007. Its members consist of Messrs. Langley (Chairman), Campbell and Hart. Mr. Campbell is not and has not been an officer or employee of our company. In the judgment of the board of directors, Mr. Campbell is independent as that term is defined in the listing standards for the Nasdaq Global Market. Mr. Hart is our employee and Mr. Langley was our employee until he resigned effective December 31, 2007.

The Nominating Committee works with the board of directors to determine the appropriate characteristics, skills, and experience for the board as a whole and its individual members. In evaluating the suitability of individual board members, the Nominating Committee and the board take into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company; understanding of our business; education and professional background, including current employment and other board memberships; and reputation for integrity. These factors, and others considered useful by the Nominating Committee, will be reviewed in the context of an assessment of the perceived needs of the board at a particular point in time. After assessing the perceived needs of the board, the Nominating Committee identifies specific individuals as a potential source of director candidates with relevant experience. The priorities and emphasis of the Nominating Committee and of the board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective board members. The Nominating Committee establishes procedures for the nomination process and recommends candidates for election to the board. Consideration of new board nominee candidates involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the board. In 2007, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates.

The Nominating Committee will consider nominees recommended by shareholders; however, such recommendations must be submitted in writing to our corporate secretary along with the candidate’s resume and any other relevant information. Because our Nominating Committee is not composed entirely of independent directors, any nominations for our board of directors must be approved by a majority of our independent directors.

Audit Committee Financial Expert

Pursuant to Section 407 of the Sarbanes-Oxley Act of 2002, the board of directors has determined that Richard D. Ruppert, MD is qualified as an audit committee financial expert as defined in Regulation S-K, Item 407 of the Securities Exchange Act of 1934. Dr. Ruppert is independent as defined in Regulation S-K, Item 407, of the Securities Exchange Act of 1934.

Directors’ Attendance

In 2007, there were five meetings of the board of directors. All of the directors attended 75% or more of the aggregate of their respective board and committee meetings.

It is the policy of the board that each director, in the absence of extenuating circumstances, should attend our annual meeting in person. All directors attended our 2007 annual meeting.

Shareholder Nomination of Directors

Nominations other than those made by our directors must be in writing and be delivered or mailed to our corporate secretary not less than 60 days prior to the meeting. Such nominations must include the information regarding each nominee required by our bylaws. Nominations not made according to these procedures will be disregarded. The Nominating Committee will consider candidates recommended by shareholders, when submitted in writing along with the candidate’s resume and any other relevant information. A copy of the Nominating Committee’s Charter is posted on our website at http://www.picoholdings.com/InvestorInformation/PublicInformation/SECFilings/tabid/66/Default.aspx.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our compensation programs are designed to support our business goals and promote both short-term and long-term growth. This section of the proxy statement discusses the principles underlying our compensation policies, practices and decisions with respect to our named executive officers. For the year ended December 31, 2007, our named executive officers were our chief executive officer, John R. Hart, our chief financial officer, Maxim C.W. Webb, and our three other most highly compensated executive officers, Ronald Langley, Richard H. Sharpe, and W. Raymond Webb.

Our Compensation Philosophy and Programs

Our compensation philosophy centers on the principle of aligning pay and performance. Total compensation varies with individual performance and the company’s performance in achieving objectives. We focus on developing an overall compensation package that helps to recruit, retain and motivate qualified executives upon whom we will depend for current and future success.

We have designed our compensation programs to achieve the following primary objectives:

•	pay for performance,
•	recruit, retain and motivate the highest quality employees,
•	align the interests of our named executive officers and other employees with those of our shareholders, and
•	promote excellent corporate governance.

Each element of compensation reflects one or more of the above objectives. Total compensation for the named executive officers consists of the following components:

•	base salary,
•	annual incentive awards,
•	long-term incentives,
•	retirement benefits,
•	insurance and other benefits, and
•	termination and severance benefits.

We consider the prevailing practices of comparable companies in deciding the amount and type of compensation for our overall compensation package. In selecting peer industry segments and companies, we used the following criteria for determining comparability: (1) the critical executive management skills demanded by our business strategy and operations, with particular emphasis placed on demonstrated expertise in asset acquisition and investment management in both domestic and international markets; and (2) the nature of our business which includes the ownership and operation of entities involved in insurance, financing, real estate and water resources and storage. Based on these criteria, we selected a peer group of public companies in industry segments classified as asset management, investment companies, and broker dealers. This process was followed in 2007 and is consistent with prior year studies. The Consulting Division of Silverton Bank (f/k/a The Bankers Bank) assists us in this analysis by conducting surveys and screenings of certain peer companies.

The Role of the Compensation Committee in Determining Executive Compensation

Our Compensation Committee is a standing committee. The Compensation Committee is comprised of independent, outside directors within the meaning of Section 162(m) of the Internal Revenue Code and independent, non-employee directors within the meaning of Rule 16b-3 of the Exchange Act, who also meet the independence requirements of the Nasdaq Global Market. John D. Weil is Chairman of the committee. The other committee members are Carlos C. Campbell, Richard D. Ruppert, MD, and Kenneth J. Slepicka.

The Compensation Committee oversees and administers our executive compensation program. The role of the committee is to oversee the compensation and benefit plans and policies, administer the PICO Holdings, Inc. 2005 Long-Term Incentive Plan (including reviewing and approving grants of awards under the 2005 Long-Term Incentive Plan), and to review and approve annually the compensation paid and incentive awards granted to our officers. The committee is responsible for assuring that all of our executive compensation decisions are developed, implemented, and administered in a way that supports our fundamental philosophy that a significant portion of executive compensation is linked to our performance.

The Compensation Committee recognizes the importance of maintaining sound principles for the development, maintenance, and administration of compensation and benefit programs, and has taken steps to enhance our ability to carry out our responsibilities. Examples of these steps include:

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The Compensation Committee periodically retains independent compensation experts, when deemed necessary by the committee. The committee has in the past retained William M. Mercer, Incorporated and Silverton Bank as independent compensation experts.

These independent compensation experts do not advise our management and do not receive any fees from us other than consulting fees for advice rendered to the Compensation Committee.

•

In February 2008, the Compensation Committee revised its charter. A copy of the Compensation Committee’s Charter is posted on our website at www.picoholdings.com under “Investor Information—Public Information—SEC Filings”.

The committee holds meetings during the year as necessary. Our named executive officers and other officers from time to time assist the Compensation Committee in implementing its decisions. For example, our chief operating officer provides market analysis on base compensation of our executive officers, and our chief executive officer recommends compensation packages for the named executive officers other than himself and for certain other officers.

Goals of the Compensation Program

The Compensation Committee attempts to align compensation paid to our named executive officers with the value that they achieve for our shareholders. While we offer all six elements of compensation listed above under “Our Compensation Philosophy and Programs,” the Compensation Committee focuses primarily on the combination of (i) base salary, (ii) annual incentive awards, and (iii) long-term incentives because we believe these three elements are the most critical and influential to attract, retain, and motivate executives who will maximize shareholder value.

Employment Agreements with Certain Named Executive Officers

As a general policy, we do not offer employment agreements to our named executive officers. However, the Compensation Committee decided to deviate from this policy in 2000 in order to secure the long-term employment of Ronald Langley as our Chairman and John R. Hart as our President and Chief Executive Officer who had joined our company in 1996 in connection with our acquisition of Physicians Insurance Company of Ohio. The Compensation Committee determined that Mr. Langley and Mr. Hart were critical to the success of the company and agreed to enter into employment agreements with them in order to secure their employment on a long-term basis.

The original employment agreements with Messrs. Langley and Hart expired on December 31, 2005. Several months before that date, the Compensation Committee consulted with Silverton Bank and requested that Silverton Bank provide the committee with market research and analysis, comparative studies based on the peer companies listed above under “Our Compensation Philosophy and Programs” and independent compensation recommendations. After review of Silverton Bank’s report, the Compensation Committee determined that it was in the best interests of the company to enter into new employment agreements with Mr. Langley and Mr. Hart for five year terms beginning January 1, 2006 and ending December 31, 2010 and with the terms and conditions described under “Elements of Compensation” below.

In May 2007, Mr. Langley announced his retirement effective December 31, 2007. The Compensation Committee consulted with Silverton Bank regarding the terms of Mr. Hart’s employment agreement in anticipation of his increase in responsibilities at Mr. Langley’s retirement. Silverton Bank performed a study, again using the peer companies described above. Based on the recommendations of Silverton Bank, the Compensation Committee approved an employment agreement with Mr. Hart, effective May 7, 2007. This amended and restated employment agreement extends the term of Mr. Hart’s employment to December 31, 2012. The Compensation Committee extended the term of Mr. Hart’s agreement by two years because it determined that it is critical to retain him at least until that date because of his knowledge and expertise in the company’s business, particularly in light of Mr. Langley’s retirement. Accordingly, Mr. Hart’s compensation for 2007 was governed by his January 1, 2006 employment agreement from January 1, 2007 through May 6, 2007 and by his May 7, 2007 amended and restated employment agreement from May 7, 2007 to December 31, 2007. The terms and conditions of his amended and restated agreement are described under “Elements of Compensation” below.

As a result of Mr. Langley’s retirement, his employment agreement terminated on December 31, 2007.

Elements of Compensation

1.	Base Salary

Base salaries are an important element of compensation because they provide a specified minimum level of cash compensation to our named executive officers for their services. We seek to provide base compensation that is competitive for the duties and responsibilities of our named executive officers. See “—Summary Compensation Table” below for base salaries paid to our named executive officers during 2007.

Langley and Hart. The base salaries for Mr. Langley and Mr. Hart are governed by their employment contracts.

Mr. Langley’s and Mr. Hart’s January 1, 2006 employment agreements provided that their base salaries would be $1,075,000 in 2006, and would each be subject to an annual adjustment on January 1 of each subsequent year during the term of their agreements. The annual adjustment is the same percentage applicable to our other staff members, which is an amount deemed adequate to provide for increases in the cost of living, based on several major compensation studies and subject to the Compensation Committee’s approval. For 2007, Silverton Bank consultants provided compensation analysis to the Compensation Committee that focused on peer group salaries and total cash compensation for their top two executives as input for the Compensation Committee’s determination of Mr. Hart’s salary during the transition period in 2007 and for 2008. The resulting adjustment percentage was 5.0%.

Mr. Hart’s May 7, 2007 employment agreement provides for a base salary in 2007 of $1,228,800, subject to an annual cost of living adjustment. For the year 2008, Mr. Hart’s compensation will increase by $500,000 to $1,728,800, subject to an annual cost of living adjustment, which will become his new base salary. The annual adjustment is the same percentage applicable to our other staff members, which is an amount deemed adequate to provide for increases in the cost of living, based on several major compensation studies and subject to the Compensation Committee’s approval. For the years 2009 through 2012, Mr. Hart’s base salary will increase by an annual cost of living adjustment on January 1 of each subsequent year.

Sharpe, M. Webb and R. Webb. As stated above, Mr. Hart, our chief executive officer, annually recommends to the Compensation Committee the base salary amounts for our three other named executive officers: Richard H. Sharpe, Chief Operating Officer, Maxim C. W. Webb, Chief Financial Officer and Treasurer, and W. Raymond Webb, Vice President, Investments. Mr. Hart reviews comparable companies and recommends the base salary amounts to the Compensation Committee based on positions of similar scope and responsibilities.

2.	Annual Incentive Awards

We provide annual incentive awards that are based on the company’s performance to motivate our named executive officers to increase our book value per share. These awards motivate our executives and align their interests with those of stockholders by increasing the executive’s annual compensation as our earnings increase, resulting in an increase in book value per share, which in turn we believe increases shareholder value by increasing the trading value of our stock. Our annual incentive awards, if any, are paid in cash, less applicable tax withholdings.

Langley and Hart. For Mr. Langley and Mr. Hart, annual incentive awards are generally governed by their employment agreements.

The January 1, 2006 employment agreement of Mr. Langley and the May 7, 2007 employment agreement of Mr. Hart each provide for incentive compensation when our growth in book value per share exceeds a pre-determined threshold. The threshold is equal to 80% of the S&P 500’s annualized total return for the previous five calendar years. If our growth in book value per share in a fiscal year exceeds the threshold amount, Mr. Langley is entitled to receive 5% of the increase in book value per share over such threshold multiplied by the number of shares of our common stock outstanding at the beginning of the fiscal year, and Mr. Hart is entitled to receive 7.5% of the increase in book value per share over such threshold multiplied by the number of shares of our common stock outstanding at the beginning of the fiscal year. In prior years under the January 1, 2006 employment agreement, Mr. Hart was entitled to receive 5% (instead of 7.5%) of the increase in book value per share over the threshold amount multiplied by the number of shares outstanding at the beginning of the fiscal year. His May 7, 2007 employment agreement increased the percentage to 7.5% to reflect his increased responsibilities in connection with Mr. Langley’s retirement.

In determining the incentive award mechanism, the Compensation Committee decided to use our book value per share as a measure for growth because such measure is not sensitive to external market fluctuations and is therefore a better indicator of internal organic growth, net of tax.

We calculated the threshold percentage (that is, 80% of the S&P’s annualized total return for the five previous calendar years, including 2007) as 10.3%. Since our book value per share increased by 9.4% in 2007 prior to the accrual of bonus incentive compensation, and for Mr. Langley, prior to  7/8 of the expenses related to stock appreciation rights, neither Mr. Langley nor Mr. Hart received any incentive compensation in 2007 under their employment agreements.

In January 2008, the Compensation Committee awarded Mr. Hart a one-time discretionary bonus of $1,500,000, which is payable in March 2008, for assuming and fulfilling significantly increased responsibilities following the announced retirement of Mr. Langley. The discretionary bonus was contingent on Mr. Hart not receiving any incentive compensation under his employment agreement for the transition period beginning May 2007 (when Mr. Langley announced his retirement) and December 31, 2007. Mr. Hart has indicated he will defer this compensation under our Trust for PICO Holdings, Inc. Executive Deferred Compensation. See “—Pension Benefits, Nonqualified Deferred Contributions and Other Nonqualified Deferred Compensation Plans.”

Sharpe, M. Webb and R. Webb. The annual incentive awards for Mr. Sharpe, Mr. Maxim Webb and Mr. Raymond Webb are discretionary. If and when Mr. Langley and Mr. Hart receive an incentive award, Mr. Hart may recommend to the Compensation Committee that discretionary incentive bonuses be paid to these named executive officers. Neither Mr. Hart nor the Compensation Committee is obligated to provide such incentive awards to these named executive officers.

In past years, Mr. Hart has recommended that Mr. Sharpe, Mr. M. Webb and Mr. R. Webb each receive an incentive award based on the incentive formula found in Mr. Hart’s and Mr. Langley’s employment agreements and in the same ratio of salary to bonus as was paid to Mr. Langley and Mr. Hart. In 2007, no incentive awards were paid to these named executive officers because no incentive awards were paid to Mr. Langley and Mr. Hart.

3.	Long-Term Incentives

Our long-term incentive plan has been designed to align executive compensation with the long-term interests of our shareholders and to retain our named executive officers through potential wealth accumulation.

Prior to 2005, we granted awards of cash-settled stock appreciation rights under our 2003 Stock Appreciation Rights Program to our named executive officers as well as to directors, officers and certain employees. The primary purpose of these stock appreciation rights was to align the interests of our named executive officers and the holders of such rights with those of our shareholders by providing awards that would allow our named executive officers and other holders to participate in the increase in the value of our stock. We used cash-settled stock appreciation rights rather than stock-settled stock appreciation rights or stock options in order to provide our named executive officers with sufficient liquidity to pay income taxes on the exercise of their awards. We were concerned that any sales of stock in the market by our named executive officers to pay income taxes would adversely affect the price of our stock.

In 2005, Silverton Bank recommended that we change our equity grant program to allow other forms of equity grants, including stock-settled stock appreciation rights. Silverton Bank recommended the change from cash- settled stock appreciation rights to stock-settled appreciation rights in part because of the accounting advantages that stock-settled stock appreciation rights would have over cash-settled stock appreciation rights under FAS 123(R) and to enhance the linkage between participants in our equity plans and shareholders’ interests by distributing gains as shares of stock rather than cash. In addition, the availability of other types of awards would give the Compensation Committee more flexibility in designing compensation packages from time to time to meet its compensation objectives and to maintain competitive compensation packages. As a result, on September 21, 2005, the Compensation Committee adopted the 2005 Long-Term Incentive Plan. At the same time, the Compensation Committee amended the 2003 Stock Appreciation Rights Program to cash out all outstanding cash-settled stock appreciation rights, all of which were fully vested, to avoid any future accounting expenses with respect to cash-settled stock appreciation rights.

Under the 2005 Long-Term Incentive Plan, which was approved by our shareholders on December 8, 2005, the Compensation Committee may award to participants various forms of incentives, including stock-settled stock appreciation rights, stock options, restricted stock, performance awards, deferred compensation awards, and other stock-based awards, though it is not anticipated that all these forms of awards will be granted simultaneously. The Compensation Committee decides which form of incentive to award based on a review of comparable companies and consultation with independent consulting firms, such as Silverton Bank. Grants of equity based awards under the 2005 Long-Term Incentive Plan may be made by the Compensation Committee periodically. In determining the amounts of equity incentives to be granted to our named executive officers, including the stock appreciation rights, the Compensation Committee considers and grants awards in a relative proportion to the named executive officers’ base salaries.

On December 12, 2005, the Compensation Committee awarded grants of stock-settled stock appreciation rights to the named executive officers, the non-employee directors and various other employees at fair market value, which was the closing price of our common stock on the Nasdaq Global Market on the day of grant. The Compensation Committee decided to issue stock-settled stock appreciation rights rather than restricted stock, because it wanted to reward the named executive officers only if there was an increase in stock price. The

Compensation Committee decided to award stock-settled stock appreciation rights rather than stock options because participants do not need to pay cash to exercise a stock appreciation right. Moreover, the stock appreciation rights have a lower dilutive impact on our shareholders’ equity because they require the issuance of fewer shares upon exercise. Additionally, the stock appreciation rights qualified as performance based compensation for purposes of Section 162(m) of the Internal Revenue Code.

Langley and Hart. As part of the December 15, 2005 grants, the Compensation Committee awarded Mr. Langley and Mr. Hart the same number of stock-settled stock appreciation rights that they had held as cash-settled stock appreciation rights under the 2003 Long-Term Incentive Program (838,356 each). Mr. Hart’s May 7, 2007 employment agreement provides that the Compensation Committee will grant to Mr. Hart no later than December 31, 2008, an additional 419,178 stock-settled stock appreciation rights under the 2005 Long-Term Incentive Plan in recognition of his increased responsibilities as a result of Mr. Langley’s retirement as Chairman.

Sharpe, M. Webb and R. Webb. As part of the December 15, 2005 grants, the Compensation Committee awarded Messrs. Sharpe, M. Webb and R. Webb stock-settled stock appreciation rights of 190,454, 163,799 and 60,000, respectively. On August 2, 2007 the Compensation Committee granted 419,178 stock appreciation rights to Mr. Hart, 17,292 stock appreciation rights to Mr. M. Webb and 20,000 stock appreciation rights to Mr. R. Webb at an exercise price of $42.71, the closing price of our common stock on the Nasdaq Global Market on the day of grant. The expiration date for these awards is August 2, 2017. One-third of the awards granted on August 2, 2007 were immediately vested, one-third will vest on August 2, 2008, and one-third will vest on August 2, 2009. The number of shares issued upon exercise of the stock appreciation rights will be based on the net exercise value (that is, the market value price per share on the date of exercise, minus the exercise price of $42.71) times the number of stock appreciation rights exercised, minus applicable taxes. See “Grants of Plan-Based Awards”. As stated above, the Compensation Committee considers the distribution of stock appreciation rights among its participants and granted these stock appreciation rights to Mr. M. Webb and Mr. R. Webb to proportionally allocate such stock appreciation rights with the base salary of other named executive officers in the plan, such as Mr. Sharpe, who was granted 190,454 stock appreciation rights in 2005.

4.	Retirement and Deferred Compensation Plans

We maintain the PICO Holdings, Inc. 401(k) Employees Retirement Plan and Trust to provide tax-deferred means to save for retirement. The named executive officers have the opportunity to participate in this 401(k) Plan on the same basis as all other employees. We also maintain the Trust for PICO Holdings, Inc. Executive Deferred Compensation, which allows our executives to elect to defer compensation and receive the tax benefits associated with delaying the income tax on the compensation deferred. We provide those plans to be competitive with other employers because most employers provide these types of plans. See “—Pension Benefits, Nonqualified Deferred Contributions and Other Nonqualified Deferred Compensation Plans.”

5.	Insurance and Other Benefits

We generally provide insurance and other benefits to provide for the safety and wellness of our employees. These benefits include health insurance, life insurance, dental insurance, vision insurance, and disability insurance, which are available to all employees, including our named executive officers, on a nondiscriminatory basis. We also provide paid parking for employees in our La Jolla, California office. We provide these benefits to be competitive with other employers, because most employers provide these types of benefits.

6.	Termination and Change in Control

We provide certain termination and change in control benefits to help recruit and retain our named executive officers. We provide these benefits to be competitive with other employers. We believe that the benefits we provide are consistent with those provided by the peer companies described above under “Our Compensation Philosophy and Programs.”

Termination.

We generally offer a severance benefit for all of our officers, including our named executive officers, of two weeks of base salary for each full year of employment with us if we terminate his or her employment for any reason other than “cause.” Severance benefits for Mr. Langley and Mr. Hart, however, are governed by their employment agreements.

Mr. Langley. Under Mr. Langley’s January 1, 2006 employment agreements, if Mr. Langley terminated his employment as a result of death or permanent and total disability before January 1, 2008, he (or his beneficiary in the case of death or disability) would be paid a lump sum in amount equal to $3,225,000 minus applicable tax withholdings. If Mr. Langley terminated his employment as a result of death or permanent and total disability on or after January 1, 2008, but prior to December 31, 2010, he (or his beneficiary in the case of death or disability) would be paid a lump sum equal to $3,225,000 minus applicable tax withholdings and minus the amount previously paid to him as base salary under his employment agreement from January 1, 2008 to the date of termination. The lump sum amount of $3,225,000 is equal to three times Mr. Langley’s base salary, which is consistent with his prior employment agreement and, based on information provided by Silverton Bank, the Compensation Committee believes to be consistent with the market. We begin decreasing the lump sum amount after January 1, 2008 because the payment is intended to cover Mr. Langley’s salary for a period equal to the lesser of (i) three years or (ii) the remaining term of his employment agreement. In addition to the amount set forth above, Mr. Langley would receive the pro rata portion of the annual incentive award that would have been payable to him under his employment agreement for the year in which termination occurs.

If Mr. Langley terminated employment for any reason prior to December 31, 2010, he would receive a lump sum payment (minus applicable tax withholdings) of $500,000 minus $100,000 for each calendar year after 2006 that he remained employed by the company. The payment of $500,000 and corresponding reductions of $100,000 per year are based on the Compensation Committee’s determination that the formula for cash-settled stock appreciation rights under the 2003 Long-Term Incentive Plan improperly reduced the cash bonus if the book value per share increased. The Compensation Committee agreed that additional compensation would be due to Mr. Langley if he voluntarily terminated before receiving the ultimate cash benefit pursuant to the applicable employment agreement.

In May 2007, Mr. Langley announced his retirement as an employee of our company, effective December 31, 2007. As a result, on December 31, 2007, Mr. Langley received a lump sum payment of $400,000 pursuant to his employment agreement, less applicable tax withholdings, which represents the $500,000 voluntary termination benefit reduced by $100,000 for the year 2007.

Mr. Hart. Mr. Hart’s January 1, 2006 employment agreement contained the same termination provisions as Mr. Langley’s January 1, 2006 employment agreement. Under Mr. Hart’s employment agreement dated May 7, 2007, if Mr. Hart is terminated for any reason other than cause prior to January 1, 2009, he (or his beneficiary in the case of death or disability) will be paid a lump sum of $3,686,400. If Mr. Hart is terminated after January 1, 2009, but prior to December 31, 2012, he (or his beneficiary, as appropriate) will be paid a lump sum equal to $3,686,400 minus the amount of base salary paid to Mr. Hart after January 1, 2009 to the date of termination. The lump sum amount of $3,686,400 is equal to three times Mr. Hart’s base salary, which is consistent with Mr. Hart’s prior employment agreement and, based on information provided by Silverton Bank, the Compensation Committee believes to be consistent with the market. We begin decreasing the lump sum amount after January 1, 2009 because the payment is intended to cover Mr. Hart’s salary for a period equal to the lesser of (i) three years or (ii) the remaining term of his employment agreement. In addition, Mr. Hart (or his beneficiary, as appropriate) will receive the pro rata portion of any annual incentive award that would have been payable for the year in which termination occurs.

Also, if Mr. Hart terminates his employment for any reason prior to December 31, 2010, we will be required to pay a lump sum payment to him. This lump sum amount would have been $400,000 had he terminated employment during the calendar year 2007 and will decrease by $100,000 for each subsequent calendar year thereafter. The payment of $500,000 and corresponding reductions of $100,000 per year are based on the Compensation Committee’s determination that the formula for cash-settled stock appreciation rights under 2003 Long-Term Incentive Plan improperly reduced the cash bonus if the book value per share increased. The Compensation Committee agreed that additional compensation was due to Mr. Hart if he voluntarily terminated before receiving the ultimate cash benefit pursuant to his employment agreement.

Change in Control.

Except as described below with respect to equity awards, we do not provide change in control benefits to our named executive officers. We believe that in the event of a change in control, our named executive officers will likely be retained by the acquisition company because of their expertise in the management and function of our businesses.

Upon a change in control, all outstanding options and stock-settled stock appreciation rights under our 2005 Long-Term Incentive Plan will vest immediately and become fully exercisable. Further, the vesting conditions, restriction periods or performance goals applicable to any shares subject to a restricted stock award or other award under our 2005 Long-Term Incentive Plan will be accelerated and/or waived. As a result, any award agreement or other award issued under the 2005 Long-Term Incentive Plan to a participant who is employed by us at the time of the change in control will become immediately payable.

We provide for accelerated vesting in order that participants might appropriately share in the value they created for our shareholders to the full extent of our prior grants of options and stock-settled stock appreciation rights. While a change in control transaction accelerates the creation of value for shareholders, it may also eliminate any future value creation through our stock price. We believe accelerated vesting of grants aligns the shareholder value-based compensation received by grant recipients with the gains received by our shareholders. This acceleration feature is also consistent with prevailing market practices as determined by our own analysis and that of Silverton Bank.

Generally, a change in control occurs if: (1) the members of the board of directors serving as of December 8, 2005 (including any director serving thereafter whose election by the shareholders was approved by at least a majority of the then serving directors) cease to constitute at least a majority of the members of the board; (2) certain entities, directly or indirectly, become beneficial owners of more than 50% of the voting power of our outstanding common stock; (3) we merge or combine with or into another entity in which our shareholders will own less than 50% of the voting power of the surviving business entity after the merger or combination; (4) we sell or dispose of substantially all of our assets to another entity in which our shareholders will own less than 50% of the voting power after the sale or disposition; or (5) we liquidate or dissolve. See “—Potential Payments upon Termination or Change in Control.”

Company Stock Ownership Policy

The Committee has never established guidelines or requirements for ownership of the Company’s stock by directors or officers.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, annual compensation in excess of $1,000,000 to each of a company’s chief executive officer and four other most highly compensated executive officers that is not paid pursuant to a plan approved by shareholders and does not satisfy the performance-based exception of Section 162(m) is not deductible as compensation expense for federal income tax purposes. The stock settled stock appreciation rights have been the preferred type of award under the 2005 Long-Term Incentive Plan in part because they qualify as performance-based compensation. However, in structuring the base salaries and annual incentive awards for our named executive officers, the company determined that shareholder interest would best be served by not restricting the company’s discretion and flexibility by trying to qualify the named executive officer’s compensation as “performance-based.” Therefore, the amount of salary and annual incentive bonus paid in excess of $1,000,000 to any one of our named executive officers will not qualify for a corporate tax deduction for the amount over $1,000,000.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of this Executive Compensation Report with management. Based on that review and discussion, the Committee has recommended to the Board, and the Board has approved, that this Report be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s 2008 proxy statement.

Compensation Committee:

John D. Weil, Chairman

Carlos C. Campbell

Richard D. Ruppert, MD

Kenneth J. Slepicka

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards($) (2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total Compensation ($)
Ronald Langley(7)	2007	$1,128,750	$-0-	$-0-	$-0-	$697,767	(5)	$1,826,517
Chairman	2006	1,075,000	-0-	-0-	2,115,635	29,000		3,219,635
	2005	932,988	-0-	11,024,381	3,013,326	15,643,670	(6)	30,614,365

John R. Hart(8)	2007	1,228,800	1,500,000	3,536,744	-0-	11,250		6,276,794
President & CEO	2006	1,075,000	-0-	-0-	2,115,635	29,000		3,219,635
	2005	932,988	-0-	11,024,381	3,013,326	17,872,467	(6)	32,843,162

Richard H. Sharpe	2007	327,080	-0-	-0-	-0-	11,250		338,330
COO	2006	311,504	613,052	-0-	-0-	29,000		953,556
	2005	295,265	953,635	2,504,740	-0-	2,583,321	(6)	6,336,961

Maxim C. W. Webb	2007	268,250	-0-	145,898	-0-	11,000		425,148
CFO & Treasurer	2006	255,000	501,848	-0-	-0-	29,000		785,848
	2005	204,599	660,805	2,153,956	-0-	1,342,525	(6)	4,361,885

W. Raymond Webb	2007	210,000	-0-	168,747	-0-	10,500		389,247
VP, Investments	2006	200,000	393,607	-0-	-0-	26,363		619,970
	2005	160,680	518,958	789,000	-0-	604,591	(6)	2,273,229

(1)	Our chief executive officer generally recommends to the board of directors that the bonuses for Messrs. Sharpe, Webb and Webb reflect the incentive awards paid to Mr. Langley and Mr. Hart pursuant to their employment agreements (see footnote 3). As a result, the amount of the bonuses paid to Messrs. Sharpe, Webb and Webb generally equal the same ratio of incentive compensation to salary received by Mr. Langley and Mr. Hart. Because the bonuses to Mr. Langley and Mr. Hart are not discretionary and determined pursuant to their employment agreements, the amount of incentive compensation received by Mr. Langley and Mr. Hart is reflected under “Non-Equity Incentive Plan Compensation.”

(2)	Represents the aggregate dollar amounts recognized for awards of stock appreciation rights, or SARs, for financial statement reporting purposes with respect to each respective year. On December 12, 2005, the Compensation Committee granted the following number of SARs to the named executive officers: Ronald Langley, 838,356; John R. Hart, 838,356; Richard H. Sharpe, 190,454; Maxim C. W. Webb, 163,799; and W. Raymond Webb, 60,000. On August 2, 2007, the Compensation Committee granted the following SARs to the named executive officers: John R. Hart, 419,178; Maxim C. Webb, 17,292; and W. Raymond Webb, 20,000. The exercise prices were established by the Compensation Committee as $33.76 for each SAR granted on December 12, 2005 and $42.71 for each SAR granted on August 2, 2007, each of which was the closing price for our stock on the Nasdaq Global Market on the grant date. The SARs granted on December 12, 2005 were immediately vested and each expires on December 12, 2015. For the SARs granted on August 2, 2007, one-third of the SARs vested on August 2, 2007, one-third will vest on August 2, 2008, and one-third will vest on August 2, 2009. These SARs will expire on August 2, 2017.

(3)	Represents the incentive awards earned by Mr. Langley and Mr. Hart pursuant to their employment agreements. Pursuant to each employment agreement as in effect at December 31, 2007, Mr. Langley and Mr. Hart are entitled to incentive compensation when our growth in book value per share exceeds a pre-determined threshold. The threshold, which changes from year to year, is 80% of the S&P 500’s annualized total return for the previous five calendar years. If our growth in book value per share in a fiscal year exceeds the threshold amount, Mr. Langley is entitled to receive 5% of the increase in book value per share over such threshold multiplied by the number of shares of our common stock outstanding at the beginning of the fiscal year and Mr. Hart is entitled to receive 7.5% of the increase in book value per share over such threshold multiplied by the number of shares of our common stock outstanding at the beginning of the fiscal year. Mr. Langley and Mr. Hart did not receive any incentive compensation in 2007 because our growth in book value per share did not exceed the threshold amount. For the years ended December 31, 2005 and 2006, Mr. Hart was entitled to receive 5% (instead of 7.5%) of the increase in book value per share over the threshold amount multiplied by the number of shares outstanding at the beginning of the fiscal year.

(4)	Amounts in this column include contributions made by us on behalf of the officers to the PICO Holdings, Inc. 401(k) Employees Retirement Plan and Trust in the following amounts:

Officer	2007	2006	2005
Ronald Langley	$11,250	$29,000	$18,500
John R. Hart	11,250	29,000	20,625
Richard H. Sharpe	11,250	29,000	24,201
Maxim C. W. Webb	11,000	29,000	27,034
W. Raymond Webb	10,500	26,363	21,231

The amounts for 2007 in the table above do not include an annual profit-sharing contribution made by us because the amount of those contributions has yet to be determined. We intend, however, to make profit sharing contributions for 2007 in amounts similar to those contributed in 2006. None of the life insurance premiums paid by us for any one name executive officer exceeded $10,000 in 2007, 2006, or 2005 and our health insurance plans do not discriminate in favor of the named executive officers and are available to all employees.

(5)	Includes a termination payment of $400,000 to Mr. Langley upon his retirement as Chairman on December 31, 2007 in accordance with his employment agreement. Also includes payment of $286,517 by us upon his retirement for his accumulated vacation and personal days pursuant to standard company employment policy.

(6)	Represents amounts attributable to cash-settled stock appreciation rights, or SARs, granted to the named executive officers on July 17, 2003, pursuant to the PICO Holdings, Inc. 2003 Stock Appreciation-Rights Program, or the 2003 SARs Program. On September 21, 2005, the Compensation Committee amended the 2003 SARs Program. Under the terms of the amendment, each holder of SARs, including the named executive officers, monetized the difference between the September 21, 2005 closing price of $33.23 for our stock on the Nasdaq Global Market and his exercise prices for the SARs. All SARs were fully vested at the time of the amendment. After September 21, 2005, no cash-settled SARs were outstanding or available for grant under the 2003 SARs Program. The named executive officers realized the following values when the SARs in the 2003 SARs Program were monetized on September 21, 2005: Ronald Langley, $15,625,170; John R. Hart, $17,851,842; Richard H. Sharpe, $2,559,120; Maxim C. W. Webb, $1,315,491; and W. Raymond Webb, $583,360. Of these amounts the named executive officers elected to defer the following amounts: Ronald Langley, $15,625,170 to be paid in a lump sum amount upon his separation from service; John R. Hart, $17,851,842 to be paid in a lump sum amount upon his separation from service; Richard H. Sharpe, $2,047,296 to be paid in substantially five equal payments beginning December 20, 2012 (the original election had been December 20, 2007, but Mr. Sharpe has elected to defer such initial payment date to 2012) and on each December 20 thereafter through December 20, 2016; Maxim C. W. Webb, $1,315,491 to be paid in substantially five equal payments beginning December 20, 2012 (the original election had been December 20, 2007, but Mr. Webb has elected to defer such initial payment date to 2012) and on each December 20 thereafter through December 20, 2016; and W. Raymond Webb, $583,360 to be paid in substantially five equal payments beginning January 1, 2011 and on each January 1 thereafter through January 1, 2015. As Ronald Langley retired effective December 31, 2007 and was a “specified employee” under Section 409A of the Internal Revenue Code, he will be paid his deferred compensation in June 2008.

(7)	Mr. Langley retired as our Chairman on December 31, 2007.

(8)	Includes a discretionary, one-time cash bonus of $1,500,000 payable to Mr. Hart in March 2008. On January 15, 2008, the Compensation Committee awarded Mr. Hart this bonus for assuming and fulfilling significantly increased responsibilities in 2007 due to the announced retirement in May 2007 of our Chairman, Mr. Langley, effective on December 31, 2007. The discretionary bonus to be paid in March 2008 was contingent on Mr. Hart not earning an incentive award under his 2007 Employment Agreement for the transition period beginning May 2007 (when Mr. Langley announced his retirement) until December 31, 2007. Mr. Hart has indicated he will defer the bonus amount payable in March 2008 under our deferred compensation plan.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold ($)	Target ($)	Maximum ($)
John R. Hart	May 7, 2007 (3) August 2, 2007 (1)	(3)	(3)	(3)	419,178	$42.71	$7,489,575
Maxim C.W. Webb	August 2, 2007 (1)				17,292	$42.71	308,961
W. Raymond Webb	August 2, 2007 (1)				20,000	$42.71	357,346

(1)	Represents grants of stock-settled stock appreciation rights, or SARs. The expiration date for these awards is August 2, 2017. One-third of the awards granted on August 2, 2007 were immediately vested, one-third will vest on August 2, 2008, and one-third will vest on August 2, 2009. The number of shares issued upon exercise of the SARs will be based on the net exercise value (that is, the market value price per share on the date of exercise, minus the exercise price of $42.71) times the number of SARs exercised, minus applicable taxes.

(2)	Represents the full grant date fair value of the SARs in accordance with Statement of Financial Accounting Standards No. 123(R) applying the same valuation model and assumptions applied for financial reporting purposes. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award vesting schedule. These amounts reflect our accounting expense and do not correspond to the actual value that may be recognized by the named executive officers.

(3)	On May 7, 2007, we entered into an amended and restated employment agreement with Mr. Hart. Pursuant to the employment agreement, the formula to determine Mr. Hart’s incentive compensation was revised. Mr. Hart is entitled to incentive compensation when our growth in book value per share exceeds a pre-determined threshold. The threshold, which changes from year to year, is 80% of the S&P 500’s annualized total return for the previous five calendar years. Prior to 2007, if our growth in book value per share in a fiscal year exceeded the threshold amount, Mr. Hart was entitled to receive 5% of the increase in book value per share over such threshold multiplied by the number of shares of our common stock outstanding at the beginning of the fiscal year. As a result of the revised employment agreement entered in May 2007, Mr. Hart is now entitled to receive 7.5% (instead of 5%) of the increase in book value per share over such threshold multiplied by the number of shares of our common stock outstanding at the beginning of the fiscal year. Mr. Hart did not receive any incentive compensation in 2007 because our growth in book value per share did not exceed the threshold amount. Mr. Hart’s employment agreement does not contemplate a minimum amount payable, a target amount or a maximum payout for the incentive compensation.

Option Exercises During Last Fiscal Year

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Ronald Langley (1)	243,006	$11,552,545

(1)	On May 16, 2007, Mr. Langley exercised all of his 838,356 stock-settled stock appreciation rights, or SARs. The closing price of our stock on the Nasdaq Global Market on May 16, 2007 was $47.54. The spread between the May 16, 2007 closing price and the exercise price for the SAR of $33.76 resulted in an aggregate dollar amount of $11,552,545. After withholding for applicable taxes, we issued 129,444 newly issued shares to Mr. Langley for the exercise of his SARs.

Pension Benefits, Nonqualified Deferred Contributions and Other Nonqualified Deferred Compensation Plans

We did not maintain a defined benefit plan or an actuarial pension plan in 2005, 2006, or 2007. Executive officers may defer compensation from their voluntary deferrals of salary, bonus and other cash compensation. We do not make any contributions to the nonqualified deferred compensation plan. Each named executive officer who chooses to defer compensation has the option, pursuant to federal rules, to receive a lump sum payment on a date certain or on separation from service, or to receive up to ten substantially equal payments beginning on a certain date.

Nonqualified Deferred Compensation

Name	Executive Contributions In 2007($) (1)	Company Contributions In 2007($)	Aggregate Earnings In 2007($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance On December 31, 2007($) (3)
Ronald Langley	$2,115,635	-0-	$194,635	-0-	$16,493,086
John R. Hart (4)	2,115,635	-0-	613,318	-0-	26,489,140
Richard H. Sharpe	613,052	-0-	(73,913)	-0-	3,046,160
Maxim C.W. Webb	501,848	-0-	(32,835)	-0-	2,088,247
W. Raymond Webb	393,607	-0-	116,657	-0-	1,968,024

(1)	Amounts reported in this column consist of deferred compensation that was reported as compensation in 2006. Messrs. Langley and Hart elected to defer their non-equity incentive awards earned in 2006 and Messrs. Sharpe, M. Webb and R. Webb elected to defer their bonuses earned in 2006, all of which were paid by us and contributed by the named executive officers in 2007.

(2)	Aggregate earnings represents the sum of interest, dividends and net realized gains arising from cash and various fixed income and equity securities that are held in the deferred compensation accounts. In 2007, certain deferred compensation accounts recorded an impairment from a fixed income security, resulting in aggregate negative earnings for the year. Amounts reported in this column are not reported as compensation for 2007 in the Summary Compensation Table because we do not provide above market or preferential earnings on nonqualified deferred compensation.

(3)	All amounts in this column were reported as compensation in the Summary Compensation Table in years prior to 2007.

(4)	Contributions for 2007 do not include Mr. Hart’s election to defer his bonus of $1,500,000 because the amount will be contributed to the Trust for PICO Holdings, Inc. Executive Deferred Compensation when it is paid in March 2008.

Outstanding Equity Awards At Fiscal Year-End

The following table provides information on the outstanding equity awards as of December 31, 2007 for our named executive officers.

Name	Option Awards
	Number Of Securities Underlying Unexercised Options-Number Exercisable		Number Of Securities Underlying Unexercised Options- Number Unexercisable		Option Exercise Price		Option Expiration Date
Ronald Langley	-0-		-0-		-0-
John R. Hart	838,356	(1)	-0-		$33.76	(1)	December 12, 2015
	139,726	(2)	279,452	(2)	$42.71	(2)	August 2, 2017
Richard H. Sharpe	190,454	(1)	-0-		$33.76	(1)	December 12, 2015
Maxim C. W. Webb	163,799	(1)	-0-		$33.76	(1)	December 12, 2015
	5,764	(2)	11,528	(2)	$42.71	(2)	August 2, 2017
W. Raymond Webb	60,000	(1)	-0-		$33.76	(1)	December 12, 2015
	6,666	(2)	13,334	(2)	$42.71	(2)	August 2, 2017

(1)	Represents stock-settled stock appreciation rights, or SARs, granted to our named executive officers on December 12, 2005 pursuant to our 2005 Long-Term Incentive Plan. These SARs immediately vested on the grant date. The number of shares issued, upon exercise of the SARs will be based on the net exercise value (that is, the market value price per share on the date of exercise, minus the exercise price of $33.76) times the number of SARs exercised, minus applicable taxes.

(2)	Represents SARs granted to our named executive officers on August 2, 2007 pursuant to the 2005 Long-Term Incentive Plan. One-third of the SARs immediately vested on the grant date, one-third will vest on August 2, 2008, and one-third will vest on August 2, 2009. The number of shares issued, upon exercise of SARs, will be based on the net exercise value (that is, the market value price per share on the date of exercise, minus the exercise price of $42.71) times the number SARs exercised, minus applicable taxes.

Potential Payments upon Termination or Change in Control

We do not provide special change in control benefits to our named executive officers and none of our employment agreements contain such a provision. Our only change in control arrangement applies to all of our employees who are eligible to participate in our 2005 Long-Term Incentive Plan. Upon a change in control, all outstanding options and stock-settled stock appreciation rights, or SARs, will vest immediately and become fully exercisable. Further, the vesting conditions, restriction periods or performance goals applicable to any shares subject to a restricted stock award or other award will be accelerated and/or waived. As a result, any award agreement or other award issued under the 2005 incentive plan to a participant who is employed by us at the time of the change in control will become immediately payable. Generally, a change in control under the 2005 incentive plan occurs if: (1) the members of the board of directors serving as of December 8, 2005 (including any director serving thereafter whose election by the shareholders was approved by at least a majority of the then serving directors) cease to constitute at least a majority of the members of the board; (2) certain entities, directly or indirectly, become beneficial owners of more than 50% of the voting power of our outstanding common stock; (3) we merge or combine with or into another entity in which our shareholders will own less than 50% of the voting power of the surviving business entity after the merger or combination; (4) we sell or dispose of substantially all of our assets to another entity in which our shareholders will own less than 50% of the voting power after the sale or disposition; or (5) we liquidate or dissolve.

If a change in control occurs (as defined in our 2005 incentive plan), all of the unvested and outstanding SARs would accelerate and become immediately exercisable. Using the Black-Scholes model or “in-the-money” value model, as applicable, the value of those awards for our named executive officers (assuming a change in control had occurred as of December 31, 2007) would be as follows: John R. Hart, $4,933,807; Maxim C.W. Webb, $206,005; and W. Raymond Webb, $238,267.

We generally offer a severance benefit arrangement for all of our officers to provide for two weeks of base salary for each full year of employment with us if we terminate his or her employment for any reason other than “cause.” Severance benefits for Mr. Langley and Mr. Hart, however, are governed by their employment agreements. In May 2007, Mr. Langley announced his retirement as an employee of our company, effective as of December 31, 2007. As a result, Mr. Langley received a lump sum payment of $400,000 pursuant to his employment agreement on December 31, 2007, less applicable tax withholdings. Mr. Langley also received a cash payout for accrued vacation and personal days in accordance with our employment policies. At December 31, 2007, Mr. Langley will not be eligible for any future benefits under the employment agreement as the agreement is no longer in effect.

Under Mr. Hart’s employment agreement dated May 7, 2007, if Mr. Hart is terminated for any reason other than cause prior to January 1, 2009, he (or his beneficiary in the case of death or disability) will be paid a lump sum of $3,686,400. If Mr. Hart is terminated after January 1, 2009, but prior to December 31, 2012, he (or his beneficiary, as appropriate) will be paid a lump sum equal to $3,686,400 minus the amount of base salary paid to Mr. Hart after January 1, 2009 to the date of termination. In addition, Mr. Hart (or his beneficiary, as appropriate) shall receive the pro rata portion of any annual incentive award that would have been payable for the year in which termination occurs. If we had terminated Mr. Hart’s employment on December 31, 2007, we would have been required to pay $3,686,400 as no incentive award was payable in 2007.

Also, if Mr. Hart terminates his employment for any reason prior to December 31, 2010, we will be required to pay a lump sum payment to him. This lump sum amount would have been $400,000 had he terminated employment during the calendar year 2007 and will decrease by $100,000 for each subsequent calendar year thereafter.

DIRECTORS’ COMPENSATION

Since January 1, 2005, the annual compensation for our non-employee directors provides that each non-employee director will receive: (1) an annual retainer of $35,000 (the Chairman of the Audit Committee and the other members of the Audit Committee will each receive an additional annual retainer of $10,000 and $5,000, respectively) and (2) a fee of $2,000 for each board of directors or committee meeting attended by the director in person or by telephone. In addition, any non-employee director attending an educational activity or seminar on our behalf will receive a fee of $1,000 per day plus expenses. This annual compensation program was approved by our board of directors in March 2005 to be effective retroactively to January 1, 2005, as recommended by the Compensation Committee following its director compensation review required by its charter.

In May 2007, John D. Weil was elected by the board of directors as Lead Director. For serving as Lead Director, he was paid an additional $40,000 in 2007. In February 2008, Mr. Weil was elected as Chairman of the board of directors.

In December 2005, each of our non-employee directors, Messrs. Campbell, Foulkrod, Ruppert, Slepicka and Weil, were granted 5,000 fully vested stock-settled stock appreciation rights, or SARs. The exercise price for each SAR granted was $33.76, the closing price of our common stock on December 12, 2005. The number of shares to be issued to each non-employee director who exercises the SARs will be based on the net exercise value (that is, the market value price per share of our common stock on the date of exercise, minus the exercise price of $33.76) times the number of SARs exercised, minus applicable taxes. No SARs or other awards were granted in 2007 to non-employee directors.

Our non-employee directors do not participate in any of our deferred compensation plans, including our 401(k) Plan. However, in prior years, some of our directors did have the option, but were not required, to defer all or a portion of their board of directors or committee fees in a rabbi trust. If a director opted to defer his fees in such rabbi trust, the trustee would use such amounts to make open market purchases of our common stock within two weeks of the deposit of such amounts. The only asset permitted in the directors’ rabbi trust was our common stock. We did not provide our directors with the option to defer their fees in 2007. For the year ended December 31, 2007, we also did not maintain an actuarial pension plan or defined benefit pension plan.

The following table sets forth information concerning the compensation earned during the last fiscal year by each non-employee director who served during 2007:

Director Compensation Table For 2007

Name	Fees Earned Or Paid In Cash ($)	Total ($)
Carlos C. Campbell	$72,000	$72,000
S. Walter Foulkrod, III, Esq.	$58,000	$58,000
Richard D. Ruppert, MD	$77,000	$77,000
Kenneth J. Slepicka	$74,000	$74,000
John D. Weil	$93,000	$93,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of February 1, 2008, with respect to the beneficial ownership of our common stock by (i) each person who we know to be the beneficial owner of more than 5% of our common stock based upon Schedule 13G and Schedule 13D reports filed with the Securities and Exchange Commission, (ii) each of our directors and director nominees, (iii) each “named executive officer” listed in our Summary Compensation Table, and (iv) all of our current executive officers and directors as a group.

Unless otherwise indicated, the business address for each person is 875 Prospect Street, Suite 301, La Jolla, CA 92037. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission, or SEC, governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise noted, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned, subject to applicable community property laws. As of February 1, 2008, 18,833,737 shares of our common stock were issued and outstanding, excluding 3,218,408 treasury shares held by our subsidiaries.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percentage Ownership of Shares
Directors and Named Executive Officers
Ronald Langley(1)	1,688,193	8.96%
John R. Hart(2)	1,686,183	8.95%
Carlos C. Campbell(3)	1,000	*
S. Walter Foulkrod, III, Esq	2,903	*
Richard D. Ruppert, MD(4)	6,298	*
Kenneth J. Slepicka	-0-	*
John D. Weil(5)	2,586,666	13.73%
Richard H. Sharpe(6)	8,624	*
Maxim C. W. Webb(7)	1,672	*
W. Raymond Webb	20	*
Executive Officers and Directors as a Group (12 persons)	2,653,887	14.09%
5% Shareholders
FMR LLC(8) 82 Devonshire Street, Boston, MA 02109	2,759,800	14.65%
PICO Equity Investors, L.P.(9)	1,666,667	8.84%
Dimensional Fund Advisors LP(10) 1299 Ocean Avenue, Santa Monica, CA 90401	1,516,814	8.05%
Artisan Partners Limited Partnership, Artisan Investment Corporation, ZFIC, Inc., Artisan Funds, Inc., Andrew A. Ziegler, and Carlene Murphy Ziegler (11) 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202	1,038,531	5.5%

*	Less than 1%.

(1)	Includes 1,666,667 shares held by PICO Equity Investors, L.P., which is managed by PICO Equity Investors Management, LLC. PICO Equity Investors Management, LLC has voting authority over such shares.

Mr. Langley owns a one-third membership interest in PICO Equity Investors Management, LLC. Accordingly, Mr. Langley has shared voting power over the shares held by PICO Equity Investors, L.P. Mr. Langley disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 17,986 shares held in our 401(k) Plan.

(2)	Includes 1,666,667 shares held by PICO Equity Investors, L.P., which is managed by PICO Equity Investors Management, LLC. PICO Equity Investors Management, LLC has voting authority over such shares. Mr. Hart owns a one-third membership interest in PICO Equity Investors Management, LLC. Accordingly, Mr. Hart has shared voting power over the shares held by PICO Equity Investors, L.P. Mr. Hart disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 19,516 shares held in our 401(k) Plan. The number of shares shown above does not include 19,940 shares held in a deferred compensation plan rabbi trust for Mr. Hart. Huntington National Bank, as trustee of the rabbi trust, has sole voting power over such shares.

(3)	The number of shares shown above does not include 2,644 shares held in a deferred compensation plan rabbi trust for Mr. Campbell. Huntington National Bank, as trustee of the rabbi trust, has sole voting power over such shares.

(4)	Dr. Ruppert shares voting and investment power with his wife. The number of shares shown above does not include 835 shares held in a deferred compensation plan rabbi trust for Dr. Ruppert. Huntington National Bank, as trustee of the rabbi trust, has sole voting power over such shares.

(5)	Includes 919,999 shares owned by Woodbourne Partners, L.P., which Mr. Weil controls and has sole voting power over such shares. Also includes 1,666,667 shares held by PICO Equity Investors, L.P., which is managed by PICO Equity Investors Management, LLC. PICO Equity Investors Management, LLC has voting authority over such shares. Mr. Weil owns a one-third membership interest in PICO Equity Investors Management, LLC. Accordingly, Mr. Weil has shared voting power over the shares held by PICO Equity Investors, L.P. Mr. Weil disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. However, the number of shares shown above does not include 8,804 shares held in a deferred compensation plan rabbi trust for Mr. Weil. Huntington National Bank, as trustee of the rabbi trust, has sole voting power over such shares.

(6)	Includes 3,586 shares held in our 401(k) Plan.

(7)	The number of shares shown includes 1,291 shares held in our 401(k) Plan.

(8)	Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on February 14, 2008. FMR LLC (previously filed by FMR Corp., predecessor of FMR LLC) a parent holding company, filed the Schedule 13G report. FMR LLC has the sole dispositive power of 2,759,800 shares. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of 2,759,800 shares as a result of acting as an investment adviser to various registered investment companies. FMR LLC also owns Fidelity Balanced Fund, which owns 2,541,128 shares. Edward C. Johnson 3d and FMR LLC, through their control of Fidelity Management & Research Company, each have sole power to dispose of 2,759,800 shares owned by Fidelity Balanced Fund. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of shares owned directly by the funds as such decisions are made by the board of trustees of such funds.

(9)	PICO Equity Investors, L.P. is managed by PICO Equity Investors Management, LLC, which is owned equally by Mr. Langley, Mr. Hart and Mr. Weil. PICO Equity Investors Management, LLC will exercise all voting and investment decisions with respect to any of our common stock owned by PICO Equity Investors, L.P. for up to ten years. The interest of PICO Equity Investors Management, LLC in any profits and losses earned on this investment will be proportional to the capital contributions made to PICO Equity Investors, L.P. by its partners. That is, PICO Equity Investors Management, LLC contributed $1,000 and aggregate capital contributions are $50,001,000. Accordingly, PICO Equity Investors Management, LLC will receive 1,000/50,001,000 of any profits and losses earned.

(10)	Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on February 6, 2008. The Schedule 13G reports that Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.), an investment advisor, furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over our common stock that are owned by the funds that it managers, and may be deemed to be the beneficial owner of such shares. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.

(11)	Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on February 13, 2008. The Schedule 13G reports the following persons as having shared voting power for 928,873 shares and shared dispositive power for 1,038,531 shares of our common stock: Artisan Partners Limited Partnership, Artisan Investment Corporation, general partner of Artisan Partners Limited Partnership, ZFIC, Inc., the sole stockholder of Artisan Investment Corporation, Andrew A. Ziegler, a principal stockholder of ZFIC, Inc., and Carlene M. Ziegler, a principal stockholder of ZFIC, Inc. Artisan Funds, Inc., an investment company, has shared voting power for 563,600 shares and shared dispositive power for 563,600 shares of our common stock. Artisan Partners Limited Partnership, a registered investment adviser, holds 1,038,531 shares, including 563,600 shares on behalf of Artisan Funds, Inc.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain only one equity compensation plan, the 2005 Long-Term Incentive Plan, which was approved by our shareholders on December 8, 2005. The following table sets forth the number of shares of common stock subject to issuance from the stock-settled SARs granted under the 2005 Long-Term Incentive Plan as of December 31, 2007. For more details regarding our 2005 Long-Term Incentive Plan, see “Executive Compensation—Elements of Compensation—3. Long-Term Incentives.”

	(a)	(b)	(c)
Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans approved by security holders(1)	2,007,018	$36.87	517,538
Equity Compensation Plans not approved by security holders(2)	-0-	-0-	-0-

(1)	Represents the total number of underlying shares that could be issued from the exercise of the stock-settled stock appreciation rights, or SARs, granted and awards available for future issuances under our 2005 Long-Term Incentive Plan. The actual number of shares to be issued to a grantee who exercises each SAR will be based on the net exercise value (that is, the market value price per share of our stock on the date of exercise, minus the exercise price) times the number of SARs exercised, minus applicable taxes. At December 31, 2007, none of the outstanding stock-settled SARs issued under our 2005 Long-Term Incentive Plan were in-the-money and therefore no additional shares would be issued upon assumed exercise of the SARs. Of the 2,007,018 SARs we have granted, 1,509,766 have vested as of December 31, 2007. The following table illustrates the number of common shares that would be issued (after payment of all applicable withholding taxes assuming a 40% withholding tax rate) on assumed exercise of all 2,007,018 stock-settled SARs granted as of December 31, 2007 based on the following assumed PICO common stock share price:

Assumed Price Per Share of PICO Common Stock on Date of Exercise of SARs	Number of PICO Common Shares That Would Be Issued on Assumed Exercise of All Granted SARs
$35.00	28,646
$40.00	126,136
$45.00	217,350
$50.00	316,198
$55.00	396,927
$60.00	464,200
$65.00	521,124
$70.00	569,916

(2)	We have no equity compensation plans which have not been approved by our shareholders.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Related Persons Transactions

Pursuant to our rights offering in March 2000, PICO Equity Investors, L.P., an investment partnership, acquired 3,333,333 newly issued shares of our common stock that were not subscribed for in the rights offering. PICO Equity Investors, L.P. is managed by its general partner, PICO Equity Investors Management, LLC. PICO Equity Investors Management, LLC is owned equally by our director and former Chairman, Mr. Langley, our President, CEO and director, Mr. Hart and our director and Chairman, Mr. Weil.

PICO Equity Investors Management, LLC will exercise all voting and investment decisions with respect to our shares that are owned by PICO Equity Investors, L.P. until December 8, 2009. The interest of PICO Equity Investors Management, LLC in any profits and losses earned on its investment in our company will be proportional to the capital contributions made to PICO Equity Investors, L.P. by its partners. That is, aggregate capital contributions to PICO Equity Investors, L.P. of $50,001,000 is comprised of capital contributions of $1,000 from PICO Equity Investors Management, LLC and $50,000,000 from the sole limited partner of PICO Equity Investors, L.P., an unaffiliated entity. Accordingly, PICO Equity Investors Management, LLC will receive 1,000/50,001,000 of any profits and losses earned.

There are no other fees or other management compensation of any kind payable to Mr. Langley, Mr. Hart or Mr. Weil in their capacity as members of PICO Equity Investors Management, LLC. PICO Equity Investors Management, LLC, as general partner, and the sole limited partner of PICO Equity Investors, L.P. made aggregate capital withdrawals of our common stock of 833,333 shares effective May 23, 2006 and 833,333 shares effective May 29, 2007. In each withdrawal, PICO Equity Investors Management, LLC received 17 shares and the sole limited partner received 833,316 shares.

Procedures for Approval of Related Persons Transactions

To ensure the broadest possible compliance with the Nasdaq Global Market listing standards and Regulation S-K, Item 404, the Audit Committee has adopted a policy in which it will review for approval all transactions or proposed transactions (1) in which we are a participant or any of our subsidiaries is a participant, (2) in which the value of the transaction or proposed transactions exceeds $1,000, and (3) in which any of our or our subsidiaries’ directors or director nominees, officers, 5% shareholders, consultants or employees will have an interest, which need not be material. After reviewing a particular transaction or proposed transaction, management and the Audit Committee will determine if disclosure in our public filings is necessary and appropriate under Item 404.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

Messrs. Weil, Campbell, and Slepicka and Dr. Ruppert serve as members of the Compensation Committee. No member of the Compensation Committee was at any time during the year ended December 31, 2007 or any other time, an officer or employee of our company, and no member had any relationship with us requiring disclosure of certain relationships and related-person transaction. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a member of our board of directors or Compensation Committee during the year ended December 31, 2007.

REPORT OF THE AUDIT COMMITTEE

The following is a report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2007.

The Audit Committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices. The Audit Committee operates pursuant to a written charter adopted by the board. A copy of this charter is posted on our website at http://www.picoholdings.com/InvestorInformation/PublicInformation/SECFilings/tabid/66/Default.aspx.

The members of the Audit Committee as of December 31, 2007 are listed at the end of this report. The Audit Committee has discussed with the board the level of financial expertise of its members and the board has determined that the committee possesses the requisite expertise in the interpretation of financial statements. Pursuant to Section 407 of the Sarbanes-Oxley Act of 2002, the board has determined that Richard D. Ruppert, MD is independent and qualified as an audit committee financial expert as defined in Regulation S-K, Item 407 of the Securities Exchange Act of 1934.

Management is responsible for the internal controls, the financial reporting process and the representations set forth in the statements regarding our financial condition. The independent registered public accounting firm, Deloitte & Touche LLP, is responsible for both auditing the financial statements presented by management and verifying that such statements are produced in accordance with generally accepted accounting principles in the United States. The Audit Committee is responsible for those matters set forth in its charter. In this regard, the Audit Committee meets separately with management, including the Chief Financial Officer, and Deloitte & Touche. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007, its accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

In the foregoing context, the Audit Committee has reviewed with Deloitte & Touche both the engagement letter and its fees. The Audit Committee has discussed with Deloitte & Touche, with and without management present, the independent registered public accounting firm’s evaluations of our internal accounting controls and the financial reporting systems, policies, procedures and processes, and the fair and complete presentation of our consolidated financial statements. The Audit Committee discussed with Deloitte & Touche other matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications, and Rule 207 of Regulation S-X.

Deloitte & Touche provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee discussed Deloitte & Touche’s independence with both management and the auditor.

Based upon the independent representations of management and Deloitte & Touche, the Audit Committee’s review of such representations and the report of Deloitte & Touche to the Audit Committee, the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and the independent accountants, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The undersigned members of the Audit Committee have submitted this Report of the Audit Committee:

Richard D. Ruppert, MD, Chairman

Carlos C. Campbell

S. Walter Foulkrod, III, Esq.

Kenneth J. Slepicka

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees. On February 28, 2008, our board of directors approved the amended Code of Business Conduct and Ethics to remove the insider trading section because we have implemented a separate and more detailed insider trading policy. A copy may be obtained without charge by writing to our corporate secretary at 875 Prospect Street, Suite 301, La Jolla, California 92037. It is also posted on our web site at http://www.picoholdings.com under “Investor Information—Public Information—SEC Filings”.

PROCESS FOR SHAREHOLDERS TO COMMUNICATE WITH BOARD OF DIRECTORS

Individuals may contact our entire board of directors or an individual director by sending a written communication to the board or such director in care of:

Corporate Secretary

PICO Holdings, Inc.

875 Prospect Street, Suite 301

La Jolla, California 92037

Each communication must set forth the name and address of the shareholder on whose behalf the communication is sent. The corporate secretary may review the letter or communication to determine whether it is appropriate for presentation to the board or to the directors or director specified. Advertisements, solicitations or hostile communications will not be presented. Communications determined by the corporate secretary to be appropriate for presentation will be submitted to the board or to the directors or director specified immediately thereafter. If no director is specified, the corporate secretary will immediately forward appropriate letters or communications to the Chairman of the board of directors.

A shareholder wishing to communicate directly with the non-management members of the board may address the communication to “Non-Management Directors, c/o Board of Directors” at the same address above. These communications will be handled by the Chairman of the Audit Committee. Finally, communications can be sent directly to individual directors by addressing letters to the director’s individual name, c/o the Board of Directors, at the address above.

SOLICITATION OF PROXIES

The board of directors is not aware of any matters other than those specifically stated in the Notice of Annual Meeting which are to be presented for action at the meeting. However, should any further matter requiring a vote of the shareholders arise, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

The cost of this solicitation of proxies is being borne by us. In addition to the solicitation of proxies by use of the mail, we may use the services of one or more of our directors, officers or other regular employees of (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally and by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and we will reimburse such firms or persons for reasonable expenses actually incurred by them in so doing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership on Form 3 and reports of changes in beneficial ownership of our common stock on Form 4 with the Securities and Exchange Commission, or SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

To our knowledge, based solely on a review of the copies of these reports that we have received and written representations from certain reporting persons that they have complied with the relevant filing requirements, all filing requirements have been complied with on a timely basis for the fiscal year ended December 31, 2007.

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Generally, proposals of shareholders intended to be presented at the next annual meeting, regardless of whether it is included in our proxy materials of our shareholders, must be received at our principal executive offices at 875 Prospect Street, Suite 301, La Jolla, California 92037, Attention: Corporate Secretary, on or before November 24, 2008, and satisfy Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. However, proposals for shareholder nominations for candidates for election as directors must be received by March 16, 2009 for consideration at our 2009 annual meeting, but such candidate proposals will not included in our proxy materials if we do not receive them on or before November 24, 2008.

If the date of our 2009 annual meeting is a date that is not within 30 days before or after May 15, 2009, the anniversary date of our 2008 annual meeting, notice by the shareholder of a proposal must be received no later than the close of business on the 10th calendar day after the first to occur of (i) the day on which notice of the 2009 annual meeting of our shareholders is mailed or (ii) public disclosure of the date the 2009 annual meeting is made, including disclosure in a Quarterly Report on Form 10-Q filed by us with the Securities and Exchange Commission. Our management may vote proxies in their discretion regarding these proposals if (1) we do not receive notice of the proposal on or prior to November 24, 2008, or (2) we receive written notice of the proposal on or prior to November 24, 2008, describe the proposal in our proxy statement relating to the 2009 annual meeting of our shareholders and state how the management proxies intend to vote with respect to such proposal.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business that the board of directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

March 18, 2008

PICO Holdings, Inc.

		000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE			000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY)			000000000.000000 ext 000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6			Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 16, 2008.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒		• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

A	Proposals — The Board of Directors recommends a vote FOR each of the listed nominees and FOR Proposal 2.									+
1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01-Ronald Langley	☐	☐	02 -John R. Hart	☐	☐	03 - John D. Weil	☐	☐

		For	Against	Abstain

2.	Ratification of Deloitte & Touche LLP to perform the annual audit of the Company’s 2008 financial statements.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other matters that may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	C 1234567890 J N T 1 U P X 0 1 67 8 8 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

<STOCK#>	00UZCC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — PICO Holdings, Inc.

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard H. Sharpe and Damian C. Georgino, or either of them acting alone, as proxies, each with full power to appoint his substitute, and hereby authorizes them to represent, and to vote as designated below, all the shares of Common Stock of PICO Holdings, Inc. (the “Company”) held of record by the undersigned on March 17, 2008 at the Annual Meeting of Shareholders of the Company to be held at the Museum of Contemporary Art, Coast Room, 700 Prospect Street, La Jolla, California 92037 on May 16, 2008 at 3:00 p.m. (PDT), and at any adjournment thereof.

The Board of Directors recommends a vote FOR Items 1 and 2.

1.	To elect three Directors for terms of three years ending in 2011. The nominees are Ronald Langley, John R. Hart, and John D. Weil.
2.	To ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the annual audit of the Company’s 2008 financial statements.

When properly executed, these instructions will be voted in the manner directed on the reverse side of this card. IF YOU DO NOT PROVIDE DIRECTION, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AND, IN THE DISCRETION OF THE PROXIES APPOINTED ABOVE, SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE REVERSE.

SEE REVERSE SIDE